UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report - May 17, 2009

(Date of earliest event reported)

INGERSOLL-RAND COMPANY LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-16831	75-2993910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(Address of principal executive offices, including zip code)

(441) 295-2838

(Registrant’s phone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2009, the Compensation Committee of the Board of Directors of Ingersoll-Rand Company Limited (the “Company”) approved the following changes to its executive compensation policies and procedures:

1.	The adoption of a new policy where the Company will no longer enter into any agreements with any newly employed officers or those currently employed executives who are promoted into an officer position that provides for (i) a gross-up payment to offset any excise taxes imposed by Section 4999 of the Internal Revenue Code with respect to payments that are contingent upon a change-in-control, or (ii) the inclusion of the value of the Performance Share Plan (PSP) target in the calculation of severance payments made upon a change-in-control.

2.	The elimination of “gross-up” payments made to reimburse any employee (including the Chief Executive Officer) for individual income tax incurred when corporate-provided aircraft is used for personal purposes.

3.	An amendment of the Company’s Elected Officer Supplemental Program (EOSP) to determine service credit for a partial year worked on a prorated basis consistent with the Company’s qualified defined pension plan (Pension Plan One). This amendment would be applicable for newly employed officers or those executives currently employed who are promoted into an officer position.

Additionally, as clarifications to its executive compensation policies and procedures, the Company notes that:

(i) as previously disclosed in Forms 8-K filed on October 6, 2008 and on December 9, 2008, to increase the long-term nature of incentive compensation for the Company’s PSP participants, the Company is transitioning from one-year performance periods to overlapping three-year performance periods starting with the year 2009. To transition between the current one-year PSP program and the newly revised three-year PSP program, a one-time PSP “transitional award” with a two-year performance period for 2009 through 2010 was granted. The value of this transitional award, which can range from 0% to 200% of target, will be determined as follows: 50% based on Earnings per Share (EPS) performance from continuing operations relative to the S&P 500 Industrial index during the 2009 and 2010 time period; and 50% based on the achievement of the Company’s publicly announced Trane acquisition synergy savings goals during the 2009 and 2010 time period. Furthermore, as it relates to EPS performance from continuing operations relative to the S&P 500 Industrial index, a payout equal to 100% of the target award would be earned if relative performance is between the 45th and 54.9th percentiles. If relative performance is below the 25th percentile, no award would be earned. In addition, relative EPS performance must be at or above the 75th percentile for a payout equal to 200% of the target award to be earned;

(ii) as set forth in the Company’s 2009 proxy statement, the Company considers several survey sources when assessing compensation competitiveness and practices for executives. Furthermore, the current primary source is a pre-defined peer group of 17 diversified industrial companies with 2008 revenues ranging from approximately $11 billion to $58 billion. The 2008 median revenue of this peer group was approximately $17 billion, which was equal to the Company’s pro forma 2008 revenue (taking into account full year operating results of Trane Inc., which the Company acquired in June 2008). The Company targets median total direct compensation for named executive officers when assessing overall compensation competitiveness;

(iii) as previously disclosed in a Form 8-K filed on August 11, 2008, beginning with the 2009 performance year, the maximum potential award under the Company’s Annual Incentive Matrix (AIM) program was increased from 150% to 200% of the target award for all AIM participants. In the Company’s pre-defined peer group of 17 diversified industrial companies used to assess compensation competitiveness and practices, 11 of the companies set their maximum annual incentive opportunity at 200% of target, 5 did not disclose their maximum annual incentive opportunity, and one set their maximum annual incentive opportunity below 200%. Additionally, the performance level, as measured by the actual results as a percentage of plan, required to achieve the maximum payout under the plan of 200% of target exceeds the performance level that was required in prior years when the maximum payout under the plan was 150%; and

(iv) as disclosed in the Company’s 2009 proxy statement, the financial metrics used to determine 2009 AIM awards were changed from EPS (60%), Available Cash Flow (20%), and Return on Equity (20%), to EPS (50%) and Available Cash Flow (50%). This change reflects the Company’s decision to focus management on the generation of cash flow due to the desire to pay down debt incurred as a result of the acquisition of Trane, and changes related to the overall economic environment. As a result, in performance year 2009, Return on Equity was removed as a performance measurement to reward performance based on increased Available Cash Flow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED
(Registrant)

Date: May 18, 2009	/s/ Patricia Nachtigal
Patricia Nachtigal
Senior Vice President and General Counsel

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